(LOGO) AMRESCO


February 9, 1999

Deloitte & Touche LLP
Texas Commerce Tower
2200 Ross Avenue, Suite 1600
Dallas, Texas 75201

Dear Sirs:

As of and for the year ended December 31, 1998, AMRESCO Management, Inc., a subsidiary of AMRESCO, INC., has complied in all material respects with the minimum servicing standards set forth in Appendix A. Such standards were established by AMRESCO Management Inc. based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP).

A list of the portfolios covered by this  representation is included in Appendix
B.

For the period January 1, 1998 through December 30, 1998 AMRESCO Management, Inc. had in effect a fidelity bond in the amount of $23,000,000, errors and omissions liability coverage in the amount of $l0,000,000, and mortgage impairment protection in the amount of $23,000,000. Beginning December 31, 1998, AMRESCO Management, Inc. increased its coverage, resulting in a fidelity bond in the amount of $43,000,000, and mortgage impairment protection in the amount of $43,000,000. Errors and omissions liability coverage remained at $10,000,000.00.

Don M. Skidmore
Senior Vice President
AMRESCO, INC.

Ron Kirkland, Senior Vice President and
Chief Accounting Officer
AMRESCO, INC.

Elaine Miller
Director, Loan Servicing
AMRESCO, INC.

AMRESCO, INC.
700 North Pearl Street * Suite 2400 * LB 342 * Dallas, Texas 75201-7424 214-953-7700
http://www.amresco.com